Exhibit 99

Network Systems International, Inc.
200 North Elm Street
Greensboro, NC  27401


FOR IMMEDIATE RELEASE

NETWORK SYSTEMS INTERNATIONAL, INC. and
INNOVATIVE CONTROL CONCEPTS, INC. EXTEND
LETTER OF INTENT


Greensboro, North Carolina: Monday, June 1, 1998 - Network Systems International, Inc. (NESI: OTC: BB) announced today that it had reached an agreement with Houston based Innovative Control Concepts, Inc. (ICC) to extend due diligence for an additional forty-five days. It had previously been announced that the companies anticipated completion of due diligence by the end of May.

Network Systems International, Inc. owns proprietary software utilized in the manufacturing process industry.

Robbie M. Efird, President and CEO of Network said, "Our original estimate of time required to complete due diligence was overly aggressive and, therefore, it is not complete at this time. We have made progress and continue to realize the synergies between the two entities."

Safe Harbor Act Disclaimer: This release may contain forward looking statements that involve risk and uncertainties, including without limitations, continued acceptance of the Company's products and services, increased levels of competition, new products and technological changes. Other risks are detailed from time to time in the Company's federal filings, annual reports, offering memorandums, or prospectus.

Contact:
Network Systems International, Inc.
Investor Relations
1-800-400-8649 ext. 247
www.nesi.net